EXHIBIT 99.1

PRESTO®	Tel. 715-839-2021
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
INCREASED SECOND QUARTER 2010 SALES & EARNINGS

Eau Claire, Wisconsin (July 30, 2010) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Although all three segments realized increased revenues during second quarter 2010 over the prior year’s comparable quarter, the magnitude of the increases varied substantially by segment. While the Absorbent Products segment’s increase was nominal, Defense was up 20.9%, reflecting quarter to quarter shipment timing differences in the 40mm Systems program.  Housewares/Small appliances realized a 5.4% increase in net sales, as weak U.S. economic conditions continued to bolster demand for appliances that enable frugal consumers to prepare meals in their own kitchens.  The Defense segment enjoyed a sizable increase in profitability from second quarter 2009 primarily due in largest part to the volume increase described above.  As anticipated, profitability at both the Housewares/Small Appliances and the Absorbent Products segments was unfavorably affected by sizable increases in material and freight costs. During much of 2009, both material and freight costs were at ultra low levels that were deemed unsustainable. The cost increases resulted in a comparative decline in Housewares/Small Appliance quarterly profitability. Absorbent Products’ comparative earnings would have been affected in a similar fashion, but for the receipt of proceeds from the sale of obsolete equipment which more than offset the heightened costs.  Decreased yields from the company’s portfolio also had a negative, comparative impact on earnings.”

 National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	July 4, 2010		July 5, 2009

Net Sales	$117,075,000		$103,161,000
Net Earnings	$14,975,000	*	$13,346,000
Net Earnings Per Share	$2.18	*	$1.95
Weighted Shares Outstanding	6,863,000		6,855,000

	SIX MONTHS ENDED
	July 4, 2010		July 5, 2009

Net Sales	$223,475,000		$211,087,000
Net Earnings	$28,174,000	*	$24,200,000
Net Earnings Per Share	$4.11	*	$3.53
Weighted Shares Outstanding	6,861,000		6,852,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Includes $856,000 of after tax income of a nonrecurring nature from the sale of obsolete equipment or $.12 per share.